Consent of Independent Auditors
The Board of Directors of Nuloch Resources Inc.
We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-166756, 333-168161 and 333-169651) and on Form S-8 (File Nos. 333-168802, 333-169814 and 333-171168) of Magnum Hunter Resources Corporation of our report dated February 28, 2011, with respect to the financial statements of Nuloch Resources Inc. as of and for the years ended December 31, 2010, which report appears in the Form 8-K of Magnum Hunter Resources Corporation dated March 7, 2011. We also consent to the reference to our firm under the heading “Experts” in the registration statement on Form S-3 (No. 333-169651).
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
March 7, 2011
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